Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-281875) on Form S-3 and the registration statements (No. 333-279681, No. 333-272150, and No. 333-261693) on Form S-8 of our report dated March 13, 2025, with respect to the consolidated financial statements of Vacasa, Inc.

/s/ KPMG LLP

Seattle, Washington
March 13, 2025